UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934

                           Caliper Technologies Corp.
                           --------------------------
                                (Name of Issuer)

                                  Common Stock
                         ------------------------------
                         (Title of Class of Securities)

                                    130876105
                                 --------------
                                 (CUSIP Number)

                                 August 30, 2000
             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)

[x] Rule 13d-1(c)

[ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 130876105

       1. Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).

             OrbiMed Advisers Inc.

       2.    Check the Appropriate Box if a Member Of a Group (See Instructions)

             [ ] (a)

             [ ] (b

       3.    SEC Use Only

       4.    Citizenship or Place of Organization
             British Virgin Islands

     Number of            5.   Sole Voting Power  0
     Shares
     Beneficially         6.   Shared Voting Power  1,266,000
     Owned by
     Each Reporting       7.   Sole Dispositive Power  0
     Person With
                          8.   Shared Dispositive Power  1,266,000

       9.    Aggregate Amount Beneficially Owned by Each Reporting Person
             1,266,000


       10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)


       11.   Percent of Class Represented by Amount in Row (9)
             5.38%


       12.   Type of Reporting Person (See Instructions)
             IA

-------------------------------------------

CUSIP No. 130876105

      1. Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). OrbiMed Advisors LLC

      2.    Check the Appropriate Box if a Member of a Group (See Instructions)

            [ ] (a)

            [ ] (b)

      3.    SEC Use Only

      4.    Citizenship or Place of Organization
            Delaware

     Number of            5.   Sole Voting Power  0
     Shares
     Beneficially         6.   Shared Voting Power  1,266,000
     Owned by
     Each Reporting       7.   Sole Dispositive Power  0
     Person With
                          8.   Shared Dispositive Power  1,266,000

      9.    Aggregate Amount Beneficially Owned by Each Reporting Person
            1,266,000

      10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

      11.   Percent of Class Represented by Amount in Row (9) 5.38%

      12.   Type of Reporting Person (See Instructions) CO

-------------------------------------------

CUSIP No. 130876105

      1. Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).

            Caduceus Capital Trust

      2.    Check the Appropriate Box if a Member of a Group (See Instructions)

            [ ] (a)

            [ ] (b)

      3.    SEC Use Only

      4.    Citizenship or Place of Organization
            Bermuda

      Number of           5.   Sole Voting Power  0
      Shares
      Beneficially        6.   Shared Voting Power  1,266,000
      Owned by
      Each Reporting      7.   Sole Dispositive Power  0
      Person With
                          8.   Shared Dispositive Power  1,266,000

      9.    Aggregate Amount Beneficially Owned by Each Reporting Person
            1,266,000

      10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

      11.   Percent of Class Represented by Amount in Row (9) 5.38%

      12.   Type of Reporting Person (See Instructions) OO

-------------------------------------------

CUSIP No. 130876105

      1. Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).

            Caduceus Capital II, L.P.

      2.    Check the Appropriate Box if a Member of a Group (See Instructions)

            [ ] (a)

            [ ] (b)


      3.    SEC Use Only

      4.    Citizenship or Place of Organization
            Delaware

      Number of           5.   Sole Voting Power  0
      Shares
      Beneficially        6.   Shared Voting Power  1,266,000
      Owned by
      Each Reporting      7.   Sole Dispositive Power  0
      Person With
                          8.   Shared Dispositive Power  1,266,000

      9.    Aggregate Amount Beneficially Owned by Each Reporting Person
            1,266,000

      10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)


      11.   Percent of Class Represented by Amount in Row (9) 5.38%

      12.   Type of Reporting Person (See Instructions) PN

-------------------------------------------

CUSIP No. 130876105

      1. Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).

            PaineWebber Eucalyptus Fund, LLC

      2.    Check the Appropriate Box if a Member of a Group (See Instructions)

            [ ] (a)

            [ ] (b)

      3.    SEC Use Only

      4.    Citizenship or Place of Organization
            Delaware

      Number of           5.   Sole Voting Power  0
      Shares
      Beneficially        6.   Shared Voting Power  1,266,000
      Owned by
      Each Reporting      7.   Sole Dispositive Power  0
      Person With
                          8.   Shared Dispositive Power  1,266,000

      9.    Aggregate Amount Beneficially Owned by Each Reporting Person
            1,266,000

      10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

      11.   Percent of Class Represented by Amount in Row (9) 5.38%

      12.   Type of Reporting Person (See Instructions) IV

-------------------------------------------

CUSIP No. 130876105

      1. Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).

            PaineWebber Eucalyptus Fund, Ltd.

      2.    Check the Appropriate Box if a Member of a Group (See Instructions)

            [ ] (a)

            [ ]  b)

      3.    SEC Use Only

      4.    Citizenship or Place of Organization
            Cayman Islands

      Number of           5.   Sole Voting Power  0
      Shares
      Beneficially        6.   Shared Voting Power  1,266,000
      Owned by
      Each Reporting      7.   Sole Dispositive Power  0
      Person With
                          8.   Shared Dispositive Power  1,266,000

      9.    Aggregate Amount Beneficially Owned by Each Reporting Person
            1,266,000

      10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

      11.   Percent of Class Represented by Amount in Row (9) 5.38%

      12.   Type of Reporting Person (See Instructions) IV

-------------------------------------------

CUSIP No. 130876105

      1. Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).

            Finsbury Worldwide Pharmaceutical Trust PLC

      2.    Check the Appropriate Box if a Member of a Group (See Instructions)

            [ ] (a)

            [ ] (b)

      3.    SEC Use Only

      4.    Citizenship or Place of Organization
            United Kingdom

      Number of           5.   Sole Voting Power  0
      Shares
      Beneficially        6.   Shared Voting Power  1,266,000
      Owned by
      Each Reporting      7.   Sole Dispositive Power  0
      Person With
                          8.   Shared Dispositive Power  1,266,000

      9.    Aggregate Amount Beneficially Owned by Each Reporting Person
            1,266,000

      10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

      11.   Percent of Class Represented by Amount in Row (9) 5.38%


      12.   Type of Reporting Person (See Instructions) CO

-------------------------------------------

CUSIP No. 130876105

      1. Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).

            PHARMA/wHEALTH

      2.    Check the Appropriate Box if a Member of a Group (See Instructions)

            [ ] (a)

            [ ] (b)

      3.    SEC Use Only

      4.    Citizenship or Place of Organization
            Luxembourg

      Number of           5.   Sole Voting Power  0
      Shares
      Beneficially        6.   Shared Voting Power  1,266,000
      Owned by
      Each Reporting      7.   Sole Dispositive Power  0
      Person With
                          8.   Shared Dispositive Power  1,266,000

      9.    Aggregate Amount Beneficially Owned by Each Reporting Person
            1,266,000

      10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

      11.   Percent of Class Represented by Amount in Row (9) 5.38%

      12.   Type of Reporting Person (See Instructions) OO

-------------------------------------------

CUSIP No. 130876105

      1. Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).

            Eaton Vance Worldwide Health Services Fund

      2.    Check the Appropriate Box if a Member of a Group (See Instructions)

            [ ] (a)

            [ ] (b)

      3.    SEC Use Only

      4.    Citizenship or Place of Organization
            Massachusetts

      Number of           5.   Sole Voting Power  0
      Shares
      Beneficially        6.   Shared Voting Power  1,266,000
      Owned by
      Each Reporting      7.   Sole Dispositive Power  0
      Person With
                          8.   Shared Dispositive Power  1,266,000

      9.    Aggregate Amount Beneficially Owned by Each Reporting Person
            1,266,000

      10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

      11.   Percent of Class Represented by Amount in Row (9) 5.38%

      12.   Type of Reporting Person (See Instructions) IV

------------------------------------------------------------------------------

Item 1. (a)   Issuer: Caliper Technologies Corp.

        (b)  Address: 605 Fairchild Drive
              Mountain View, CA 94043


Item 2. (a)   Name of Person Filing:
              OrbiMed Advisers Inc.
              OrbiMed Advisors LLC
              Caduceus Capital Trust

              Caduceus Captital II, L.P.

              PaineWebber Eucalyptus Fund, LLC

              PaineWebber Eucalyptus Fund, Ltd.

              Finsbury Worldwide Pharmaceutical Trust PLC

              PHARMA/wHEALTH

              Eaton Vance Worldwide Health Sciences Fund

         (b)  Address of Principal Business Offices:
              c/o OrbiMed Advisors LLC
              767 Third Avenue, 6th Floor
              New York, New York 10010

         (c)  Citizenship:

              Please refer to Item 4 on each cover sheet for each filing person


         (d)  Title of Class of Securities

              Common stock


         (e)  CUSIP Number: 130876105



Item 3.  Not Applicable

Item 4.  Ownership

         Please see Items 5 - 9 and 11 for each cover sheet for each filing separately

Item 5.  Ownership of Five Percent or Less of a Class

         Not Applicable


Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

         Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

         Not Applicable

Item 8.  Identification and Classification of Members of the Group

         Not Applicable

Item 9.  Notice of Dissolution of Group

         Not Applicable

Item 10. Certification

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: September 19, 2000
                                    OrbiMed Advisers Inc.

                                             By: /s/  Samuel D. Isaly
                                             ----------------------------
                                             Name:    Samuel D. Isaly
                                             Title:   President

                                    OrbiMed Advisors LLC

                                             By: /s/  Samuel D. Isaly
                                             ----------------------------
                                             Name:    Samuel D. Isaly
                                             Title:   Managing Member

                                    Caduceus Capital Trust

                                             By: /s/  Samuel D. Isaly
                                             ----------------------------
                                             Name:    Samuel D. Isaly
                                             Title:   Portfolio Manager

                                    Caduceus  Captital II, L.P.

                                             By: /s/  Samuel D. Isaly
                                             ----------------------------
                                             Name:    Samuel D. Isaly
                                             Title:   Portfolio Manager

                                    PaineWebber Eucalyptus Fund, LLC

                                             By: /s/  Samuel D. Isaly
                                             ----------------------------
                                             Name:    Samuel D. Isaly
                                             Title:   Portfolio Manager

                                    PaineWebber Eucalyptus Fund, Ltd.

                                             By: /s/  Samuel D. Isaly
                                             ----------------------------
                                             Name:    Samuel D. Isaly
                                             Title:   Portfolio Manager

                                    Finsbury Worldwide Pharmaceutical Trust PLC

                                             By: /s/  Samuel D. Isaly
                                             ----------------------------
                                             Name:    Samuel D. Isaly
                                             Title:   Portfolio Manager

                                    PHARMA/wHEALTH

                                             By: /s/  Samuel D. Isaly
                                             ----------------------------
                                             Name:    Samuel D. Isaly
                                             Title:   Portfolio Manager

                                    Eaton Vance Worldwide Health Sciences Fund

                                             By: /s/  Samuel D. Isaly
                                             ----------------------------
                                             Name:    Samuel D. Isaly
                                             Title:   Portfolio Manager